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                                                                   Exhibit (K)

                               BRYCE CAPITAL FUNDS






                                            STATEMENT OF ASSETS AND LIABILITIES
                                                                 AUGUST 5, 2004



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                               BRYCE CAPITAL FUNDS




                                            STATEMENT OF ASSETS AND LIABILITIES
                                                                 AUGUST 5, 2004


                                                                               1
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                                                            BRYCE CAPITAL FUNDS


                                                                        CONTENTS


        INDEPENDENT AUDITORS' REPORT                                          3

        STATEMENT OF ASSETS AND LIABILITIES                                   4

        NOTES TO STATEMENT OF ASSETS AND LIABILITIES                        5-6





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BDO Seidman, LLP
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Independent Auditors' Report

Shareholder and Board of Trustees
Bryce Capital Funds
Pittsford, New York

We have audited the accompanying statement of assets and liabilities of Bryce Capital Funds (the "Fund") (comprising, respectively, Bryce Capital Growth Fund and Bryce Capital Value Fund) as of August 5, 2004. This statement of assets and liabilities is the responsibility of the Fund's management. Our responsibility is to express an opinion on the statement of assets and liabilities based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Bryce Capital Funds at August 5, 2004, in conformity with accounting principles generally accepted in the United States of America.



/s/ BDO Seidman, LLP

August 18, 2004


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                                                           BRYCE CAPITAL FUNDS


                                           STATEMENT OF ASSETS AND LIABILITIES


 August 5, 2004
 -----------------------------------------------------------------------------
 ASSETS
 Cash                                                                 $100,000
 LIABILITIES                                                                 -
 -----------------------------------------------------------------------------
 NET ASSETS                                                           $100,000
 =============================================================================
 COMPOSITION OF NET ASSETS
 NET ASSETS                                                           $100,000
 SHARES OUTSTANDING                                                     10,000
 -----------------------------------------------------------------------------
 NET ASSET VALUE PER SHARE                                            $  10.00
 =============================================================================


                 See accompanying notes to statement of assets and liabilities.


                                                                             4

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                                                          Bryce Capital Funds


                                 Notes to Statement of Assets and Liabilities


  1.   Organization     Bryce Capital Funds (the "Fund") was organized as a
                        Delaware trust and is organized as a series fund, currently offering two series: Bryce Capital Growth Fund and Bryce Capital Value Fund (each, a "Series"). The
                        Fund has had no operations as of the date hereof other than matters relating to its organization and registration as an open-end investment company under the Investment Company Act of 1940, as amended (the "Act"), and the Securities Act of 1933, as amended, and the sale and issuance of 10,000 shares of beneficial interest.
                        Each Series is authorized to issue an unlimited number of shares, par value $.001 per share. All shares of each Series have equal rights and privileges.

  2.   Summary of       The preparation of the statement of assets and
       Significant      liabilities in accordance with accounting principles
       Accounting       generally accepted in the United States of America
       Policies         requires management to make certain estimates and
                        assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of assets and liabilities. Accordingly, actual results could differ from those estimates.

                        Costs incurred in connection with the Fund's organization are paid by Bryce Capital Management, LLC (the "Manager").

                        The Fund has entered into a management agreement with the Manager pursuant to which the Manager will be responsible for providing investment management and advisory services to each Series. For its services, the Manager will receive a fee computed daily and payable monthly at an annual rate of 1.0% of each Series' average daily net assets.


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                                                             BRYCE CAPITAL FUNDS

                                    NOTES TO STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

               The Manager has agreed contractually to waive a portion of its management fee and to reimburse expenses, other than extraordinary or non-recurring expenses, at least until June 30, 2005, such that the total annual fund operating expenses do not exceed 1.25% of average daily net assets, subject to possible recoupment from the Fund in future years on a rolling three year basis (within three years after the fees have been waived or reimbursed) if such recoupment can be achieved within the foregoing expense limits. No reimbursement amount will be paid to Bryce Capital unless the Fund's Board of Trustees has determined in advance that a reimbursement is in the best interest of the Fund and its shareholders.

               Each Series intends to qualify as a regulated investment company by complying with the applicable provisions of the Internal Revenue Code of 1986, as amended, and to make distributions of income and net realized capital gains sufficient to relieve it from substantially all Federal income and excise taxes.


               The Company has adopted a distribution plan under Rule 12b-1 of the Act which authorizes each Series to pay a 12b-1 fee to finance the distribution of the Series' shares. These fees will be calculated at an annual rate of 0.25% of the value of the average daily net assets. This distribution plan, however, will not be implemented until a later date as determined at the sole discretion of the Board of Trustees of the Fund.